Exhibit 10.1

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (this “Assignment and Acceptance”), dated as of August 31, 2007, is made by and between Winmark Corporation (the “Assignor”) and Allied Capital Corporation (the “Assignee”).  Reference is made to that certain Investment Agreement, dated as of February 15, 2006 (as amended, restated, modified or supplemented from time to time, the “Investment Agreement”), among Commercial Credit Group Inc. (the “Company”), Assignor and Assignee, pursuant to which the Company issued its 14.75% promissory notes due 2011 in the aggregate principal amount of up to $12,000,000 (the “Notes”).  Unless otherwise defined herein, capitalized terms used herein without definition shall have the meanings given to them in the Investment Agreement.

The Assignor and the Assignee hereby agree as follows:

1.     Assignment and Assumption.  Subject to the terms and conditions hereof, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, without recourse to the Assignor and, except as expressly provided herein, without representation or warranty by the Assignor, as of the Effective Date (as hereinafter defined), Assignor’s rights and obligations under the Investment Agreement and the other Investment Documents (in its capacity as an Investor thereunder) with respect to the Notes specified under the heading “Assigned Interest” in Item 4 of Annex I (the “Assigned Interest”).

2.     Representations.  The Assignor (i) represents and warrants that it is the legal and beneficial owner of the Assigned Interest and that the Assigned Interest is free and clear of any adverse claim, (ii) except as set forth in clause (i) above, makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Investment Agreement, any other Investment Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Investment Agreement, any other Investment Document or any other instrument or document furnished pursuant thereto, and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or any of its Subsidiaries or the performance or observance by the Company or any of its Subsidiaries of any of their respective obligations under the Investment Agreement, any other Investment Document or any other instrument or document furnished pursuant thereto.

3.     Effective Date.  Following the execution of this Assignment and Acceptance by the Assignor and the Assignee, an executed original hereof, together with all attachments hereto, shall be delivered to the Company.  The effective date of this Assignment and Acceptance (the “Effective Date”) shall be the date designated as the Effective Date in Item 5 of Annex I.  As of the Effective Date, (y) the Assignee shall be a party to the Investment Agreement and, to the extent provided in this Assignment and Acceptance, shall have the rights and obligations of a Investor thereunder and under the other Investment Documents, and (z) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights (other than rights under the provisions of the Investment Agreement and the other Investment Documents relating to indemnification or payment of fees, costs and expenses, to the extent such rights relate to the time prior to the Effective Date) and be released from its obligations under the Investment Agreement and the other Investment Documents.

4.     Payments; Settlement.  On or prior to the Effective Date, in consideration of the sale and assignment provided for herein and as a condition to the effectiveness of this Assignment and Acceptance, the Assignee will pay to the Assignor the amount set forth in the offer letter, dated August 28, 2007 (the “Offer Letter”), between Assignor and Assignee, in immediately available funds in accordance such Offer Letter.

5.     Governing Law.  This Assignment and Acceptance shall be governed by, and construed in accordance with, the internal laws of the State of New York (without regard to the conflicts of laws principles thereof).

6.     Entire Agreement.  This Assignment and Acceptance, together with the Investment Agreement, the other Investment Documents and the Offer Letter, embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings of the parties, verbal or written, relating to the subject matter hereof.

7.     Successors and Assigns.  This Assignment and Acceptance shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

8.     Counterparts.  This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which, when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Assignment and Acceptance to be executed by their duly authorized officers as of the date first above written.

WINMARK CORPORATION

By:	/s/ Brett D. Heffes
Brett D. Heffes
Chief Financial Officer

ALLIED CAPITAL CORPORATION

By:	/s/ John Fruehwirth
John Fruehwirth
Managing Director

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ANNEX I

1.                                       Company:      Commercial Credit Group Inc.

2.                                       Name and Date of Investment Agreement:

Investment Agreement, dated as of February 15, 2006, among Commercial Credit Group Inc., Allied Capital Corporation and Winmark Corporation.

3.                                       Date of Assignment and Acceptance:  August 31, 2007.

4.                                       Assigned Interest:

	Aggregate for Assignor	Amount of Assigned Interest	Aggregate for Assignor (after assignment)	Aggregate for Assignee (after assignment)

Notes	$2,000,000	$2,000,000	$0.00	$12,000,000

5.                                       Effective Date:  August 31, 2007.

August 28, 2007

Winmark Corporation

4200 Dahlberg Drive, Suite 100

Minneapolis, MN 55422-4837

Attention: John L. Morgan

RE:    Commercial Credit Group, Inc.

Gentlemen:

Allied Capital Corporation (“Allied Capital”) is pleased to submit its offer to purchase all of the 14.75% senior subordinated notes, due 2011 (the “Notes”), issued by Commercial Credit Group, Inc. that are currently held by Winmark Corporation (“Winmark”), on the terms and conditions set forth herein. Allied Capital understands that Winmark holds Notes in aggregate principal amount equal to $2,000,000 (the “Winmark Notes”), and this offer is conditioned on such fact being true. This offer letter replaces the offer letter, dated August 20, 2007, between Allied Capital and Winmark.

The purchase will occur on August 31, 2007. The purchase price for the Winmark Notes will be $2,060,000, plus accrued and unpaid interest on the Winmark Notes of $49,166.67, for a total purchase price of $2,109,166.67 and shall be paid by wire transfer of immediately available funds in accordance with the wiring instruction set forth below.

By executing below, Winmark accepts the foregoing offer.

Sincerely,

ALLIED CAPITAL CORPORATION

/s/ John Fruehwirth
John Fruehwirth
Managing Director

Accepted as of August 29, 2007:			Wiring Instructions:

WINMARK CORPORATION

By:	/s/ Brett D. Heffes
	Name:	Brett D. Heffes
	Title:	Chief Financial Officer

cc:	Dan McDonough